UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                  SCHEDULE 13D
                 Under the Securities and Exhcange Act of 1934
                          (Amendment No. __________ )*


                                NETEASE.COM, Inc.
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                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE 0.00001 PER SHARE
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                         (Title of Class of Securities)


                                  64110W10200
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                                 (CUSIP Number)

                        C.C. LEE, C/O SY, LEE & CHEN, LLP
                               362 W. CARVEY AVE.
                   MONTEREY PARK, CA 91754, TEL: 626-288-7202
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                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                DECEMBER 10, 2004
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             (Date of Event which Requires Filing of This Statement)




If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [_]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP No. 64110W10200


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Yong Ping Duan & Xin Liu

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     PF

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     CHINA

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         1,242,000 SHARES

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    N/A
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         1,242,000 SHARES

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    N/A

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,242,000 SHARES

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     3.92%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON (See Instructions)

     IN

________________________________________________________________________________

CUSIP No. 64110W10200


ITEM 1.  SECURITY AND ISSUER.

          NETEASE.COM, INC.
          Common Stock, Par Value 0.00001 Per Share

ITEM 2.  IDENTITY AND BACKGROUND.

     (a)  Yong Ping Duan & Xin Liu

     (b)  c/o Sy Lee & Chen LLC, 362 W. Garvey Ave., Monterey Park, CA  91754

     (c) Investor, c/o T D Waterhouse, 201 W. Garvey Ave., #105, Monterey Park, CA 91754

     (d)  NO

     (e)  NO

     (f)  CHINA

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Personal Savings

ITEM 4.  PURPOSE OF TRANSACTION.

     (a) Personal Investment

     (b)

     (c)

     (d)

     (e)

     (f)

     (g)

     (h)

     (i)

     (j)

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

     (a)  3.92%

     (b)  1,242,000 SH

     (c)  N/A

     (d)  N/A

     (e)  N/A

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         NONE

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         NONE

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 16, 2004
----------------------------------------
(Date)


/s/ Yong Ping Duan
----------------------------------------
(Signature)


Yong Ping Duan
----------------------------------------
(Name/Title)


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)